ON4 COMMUNICATIONS, INC. MOVES HEAD OFFICE

January 6, 2012 - On4 Communications, Inc. (“On4”) (“the Company”) (OTCQB: ONCI) would like to announce that effective immediately the head office for the Company has moved from Scottsdale, Arizona to Vancouver, British Columbia. The new address for On4 is: Suite 102 – 628 West 12th Avenue, Vancouver, British Columbia, Canada, V5Z 1M8. The telephone number is 480-525-4361 or 888-583-7158. As previously released, the web address is www.on4communications.net.

About On4

On4 is a development stage company, whose original business was providing wireless communications solutions to telecommunication companies, consumers and businesses. Its main technology was a platform that was comprised of a global positioning management system that was able to track people, pets, assets and inventory via two-way communication devices such as Web browsers, instant messengers and mobile phones. On4 has been actively seeking other promising projects in the technology sector that will continue to add to the bottom line and enhance shareholder value. Management has identified NetCents Systems Ltd., a British Columbia based technology company, that is on the verge of establishing itself as a global contender in the online payment industry. On December 15, 2011 On4 entered into a definitive Share Exchange Agreement with NetCents Systems Ltd. (“NetCents”) where at closing On4 will acquire 100% of the issued and outstanding shares of NetCents and NetCents will become a wholly owned subsidiary of On4. NetCent’s main asset is a technology that delivers a 100% secure, self-administered and anonymous payment system developed for the purpose of making safe online purchases and money transfers. The technology is simple yet innovative and provides a real-time two-way flow of funds over the web while protecting the users from identity theft or credit card fraud.

The Company is a Development Stage Company, as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915, Development Stage Entities, and has not yet generated significant revenues from their intended business activities.

About NetCents

Net-Cents is a seamless, transparent enabling technology adopted by financial institutions to allow their clientele the option of conducting financial transactions on the web in a secure fashion without the use of credit card information. Triggered by a valid email address, the Company uniquely delivers a 100% secure, self-administered and anonymous payment system for the purpose of making safe online purchases and transferring funds. It enables a simple yet innovative, swift, two-way flow of funds when paying for goods and services over the Internet. NetCents provides the merchant with the means to connect with all consumers whether or not they hold direct access to a credit card. This payment option for consumers and merchants provides peace-of-mind with no fear of identity theft or credit card fraud.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See ON4’s filings with the United States Securities and Exchange Commission which may identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

For further information please contact: 480-525-4361 or 888-583-7158
On the web: www.on4communications.net or www.net-cents.com.